Exhibit 99.1

Catalyst Biosciences Reports Second Quarter 2022 Operating & Financial Results

SOUTH SAN FRANCISCO, Calif. – Aug. 15, 2022 – Catalyst Biosciences, Inc. (NASDAQ: CBIO) (the “Company” or “we”) today announced its operating and financial results for the second quarter ended June 30, 2022.

“We were very pleased to have completed the sale of our complement portfolio during the second quarter to Vertex Pharmaceuticals Incorporated (NASDAQ: VRTX) (“Vertex”) for $60.0 million in cash with up to $5.0 million of that amount due in May 2023. This transaction was the result of a comprehensive and competitive review of strategic alternatives led by the Company’s Board of Directors (the “Board”), management team and independent legal and financial advisors” said Nassim Usman, Ph.D., President and Chief Executive Officer of Catalyst.

Dr. Usman continued, “This quarter’s results reflect our efforts to aggressively reduce costs through headcount reductions, ceasing all research and development activities, terminating our lab lease and monetizing lab and other equipment. Our focus now is on distributing all of the Company’s available cash expeditiously to stockholders, after paying or reserving for obligations and liabilities. We look forward to making an initial distribution of $45.0 million as soon as practicable, pending resolution of the stockholder litigation. In the meantime, we will continue to pursue the monetization of the Company’s remaining assets, which we hope will generate additional value for our stockholders.”

Second Quarter Milestones

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Signed a definitive asset purchase and sale agreement with Vertex under which Vertex acquired Catalyst’s portfolio of protease medicines that regulate complement, including CB2782-PEG, for $55.0 million in cash plus up to an additional $5.0 million.

●
Announced a plan to distribute cash to stockholders, with an intention to maximize the size of the total distribution after satisfying or reserving for Company obligations, and to complete the distribution as soon as practicable. At the end of the second quarter, the Board expected the total amount of cash to be distributed to stockholders to be up to $65.0 million in one or more distributions, depending upon several factors, including an expeditious resolution of the pending stockholder litigation and the amount and timing of the Company’s other liabilities and obligations.

Second Quarter 2022 Results and Financial Highlights

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Cash and cash equivalents as of June 30, 2022, were $75.4 million compared with $34.8 million as of March 31, 2022. The increase of $40.6 million was primarily due to an inflow of $55.0 million from the sale agreement with Vertex, partially offset by outflows of $8.4 million in hemophilia and other program-related payments that were accrued in prior periods and subsequently paid in Q2 2022, $2.6 million for transaction costs related to the sale agreement with Vertex, $2.2 million in severance and payroll-related payments, and $1.7 million for general and administration charges.

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Research and development expense for the three months ended June 30, 2022 was $1.9 million compared with $15.4 million for the same period last year. The decrease was due primarily to a decrease of $5.1 million in complement-related costs, a decrease of $4.4 million in hemophilia-related costs, a decrease of $3.7 million in personnel-related costs, and a $0.3 million decrease in stock-based compensation expense.

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General and administrative expense for the three months ended June 30, 2022 was $3.8 million compared with $4.5 million for the same period last year. This decrease was due primarily to a decrease of $1.1 million in personnel-related costs and a $0.2 million decrease in professional fees, partially offset by an increase of $0.4 million in facilities and other administrative costs and a net increase of $0.2 million related to settlements reached with Biogen and certain contract service vendors.

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Interest and other income (expense), net for the three months ended June 30, 2022 was $0.1 million compared with $0.0 million for the same period last year. The increase was due primarily to an increase in interest income.

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Net income attributable to common stockholders for the three months ended June 30, 2022 was $51.6 million, or $1.64 per basic and diluted share, compared with a loss of $19.9 million, or ($0.64) per basic and diluted share for the same period last year. Net income this quarter was primarily attributable to the gain recognized from the sale of our complement portfolio to Vertex.

●	As of June 30, 2022, the Company had 31,477,053 shares of common stock outstanding.

About Catalyst Biosciences

Catalyst is a biopharmaceutical company focused on protease therapeutics to address unmet medical needs in disorders of the complement and coagulation systems. After the transaction of its complement pipeline, Catalyst’s product candidates consist of the coagulation related assets marzeptacog alfa (activated) (“MarzAA”), dalcinonacog alfa (“DalcA”), and CB 2679d-GT. MarzAA is a SQ administered next generation engineered coagulation Factor VIIa (“FVIIa”) for the treatment of episodic bleeding and prophylaxis in subjects with rare bleeding disorders. DalcA is a next-generation SQ administered FIX. CB 2679d-GT is an AAV-based gene therapy construct harboring the DalcA sequence. Both MarzAA and DalcA have shown sustained efficacy and safety in mid-stage clinical trials and are available for partnering. CB 2679d-GT has obtained preclinical proof-of-concept and is also available for partnering.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, those regarding the amount and timing of planned cash distributions, potential uses of and markets for MarzAA, DalcA and CB 2679-GT, and Catalyst’s plans to continue to explore strategic alternatives. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risks that Catalyst’s obligations and liabilities will be greater than anticipated, that the pending litigation with JDS1 will not be resolved in a timely manner and the expenses associated with that litigation will be greater than anticipated, that Catalyst will not be able to identify strategic partners interested in MarzAA, DalcA, CB 2679-GT or any other transaction with the Company, and other risks described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 31, 2022, the Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022, and in other filings filed from time to time with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Trisha Colton
Catalyst Biosciences, Inc.
investors@catbio.com

Catalyst Biosciences, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,394	$44,347
Short-term investments	—	2,504
Accounts and other receivables, net	5,000	1,818
Prepaid and other current assets	914	2,807
Total current assets	81,308	51,476
Other assets, noncurrent	168	472
Right-of-use assets	1,733	2,744
Property and equipment, net	164	970
Total assets	$83,373	$55,662
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,037	$6,419
Accrued compensation	911	1,467
Deferred revenue	—	230
Other accrued liabilities	948	4,072
Operating lease liability	1,415	1,977
Total current liabilities	4,311	14,165
Operating lease liability, noncurrent	—	408
Total liabilities	4,311	14,573
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 31,477,053 and 31,409,707 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	31	31
Additional paid-in capital	444,629	443,752
Accumulated deficit	(365,598)	(402,694)
Total stockholders’ equity	79,062	41,089
Total liabilities and stockholders’ equity	$83,373	$55,662

Catalyst Biosciences, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Collaboration	$—	$1,132	$794	$2,599

Operating expenses (income):
Cost of collaboration	—	1,139	798	2,619
Research and development	1,871	15,389	11,574	32,402
General and administrative	3,844	4,518	8,838	9,930
Gain on disposal of assets, net	(57,245)	—	(57,245)	—
Total operating expenses (income)	(51,530)	21,046	(36,035)	44,951
Income (loss) from operations	51,530	(19,914)	36,829	(42,352)
Interest and other income (expense), net	102	(14)	267	(14)
Net income (loss)	$51,632	$(19,928)	$37,096	$(42,366)
Net income (loss) per share attributable to common stockholders, basic	$1.64	$(0.64)	$1.18	$(1.42)
Net income (loss) per share attributable to common stockholders, diluted	$1.64	$(0.64)	$1.18	$(1.42)
Shares used to compute net income (loss) per share attributable to common stockholders, basic	31,477,053	31,348,602	31,466,630	29,875,202
Shares used to compute net income (loss) per share attributable to common stockholders, diluted	31,482,925	31,348,602	31,469,566	29,875,202